Exhibit 10.1

AGREEMENT

This AGREEMENT (this “Agreement”) is made as of this 31st day of January, 2020 by and between TKK Capital Holdings, a Cayman Islands company (“Buyer”), Fellazo Inc., a Cayman Islands company (the “Company”), Swipy Ltd., Nicholas Ting Lun Wong (“Wong”), Jonathan Peng Fai Chong (“Chong”), and Anderson Heng Hee Toh (“Toh”, and together with Wong and Chong, the “Sellers”), and Tiong Ming Tan (“TM Tan”), Chin Yong Tan (“CY Tan”), Lijun Yu (“Yu”) and Ping Zhang (“Zhang”; and together with TM Tan, CY Tan and Yu, the “Independent Directors”).

WHEREAS, the Company was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business (“Business Combination”); and

WHEREAS, the Company has a hearing (the “Hearing”) with The Nasdaq Stock Market (“Nasdaq”) scheduled for February 6, 2020, at which a hearings panel (the “Panel”) will determine whether to delist the Company from Nasdaq or allow the Company additional time to come into compliance with applicable Nasdaq rules.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Agreements

Section 1.01 Expenses. Concurrently with the signing of this Agreement, Wong has wired US$70,000 to Buyer to pay for all expenses associated with this Agreement.

Section 1.02 Business Combination and Extension Expenses. Within seven calendar days after the date the Panel issues a determination to provide the Company with additional time to come into compliance with applicable Nasdaq rules (the “Determination Date”), Wong shall have deposited US$600,000 in an escrow account (the “Escrow Account”) with a mutually acceptable escrow agent pursuant to a mutually acceptable escrow agreement, and within twenty-one calendar days of the Determination Date deposit an additional US$600,000 in the Escrow Account. In the event that such funds are not deposited by the dates indicated in this Section 1.02, this Agreement shall terminate and be of no further force or effect.

Section 1.03 Prior to Hearing. Prior to the Hearing, the affiliates of the Buyer, the Company and the Sellers will work together to prepare for the Hearing.

Section 1.04 If Panel elects to delist the Company. If the Panel elects to delist the Company from Nasdaq, this Agreement shall terminate and be of no further force or effect.

Section 1.05 If Panel elects not to delist the Company. If the Panel determines to allow the Company additional time to come into compliance with applicable Nasdaq rules, then on the third business days following such determination by the Panel (the “Closing Date”):

(a) the Company shall:

(i) Initiate action to change its name to TKK-Fellazo Acquisition Corp., or another name selected by the Buyer.

(ii) Change its address to the following:

2039, 2/F United Center, 95 Queensway, Admiralty, Hong Kong

(iii) Enter into an Agreement with Texas Kang Kai Capital Management (Hong Kong) Limited, a Hong Kong company pursuant to which Texas Kang Kai Capital Management (Hong Kong) Limited will provide administrative services to the Company in exchange for US$10,000 per month.

(iv) terminate the administrative services agreement with Swipy Ltd.

(b) the Board of Directors of the Company shall:

(i) appoint the following persons as members of the Board of Directors of the Company (or other suitable directors in the event if any of the following listed person is not able to serve this role due to background check or other unforeseeable reason):

Sing WANG,	Chairman of the Board, Independent Non-Executive Director

(Thomas) Jintao REN,	Chairman of the Audit and Compensation Committees, Independent Non-Executive Director

Ronald ISSEN,	Chairman of the Governance Committee, Independent Non-Executive Director

Ian LEE,	Independent Non-Executive Director

(ii) appoint the following persons as officers of the Company (or other suitable officers in the event if any of the following listed person is not able to serve this role due to background check or other unforeseeable reason):

Stephen MARKSCHEID,	CFO, Executive Director

(Adrian) Man Chak LEUNG,	Chief Business Development Officer, Executive Director

Nicholas Ting Lun WONG,	as a Senior Advisor to the Board of Directors

(c) each officer and director of the Company other than the persons listed in Sections 1.03(b) shall resign from all of their positions with the Company.

(d) Each of Chong and Toh shall transfer their entire interest in Swipy Ltd. to Buyer.

(e) Wong shall retain a 20% interest in Swipy Ltd. and transfer all other interests in Swipy Ltd. to the Buyer.

(f) Sing Wang shall transfer 70,000 shares of TKKSymphony Acquisition Corporation (“TKKS”) to Wong, such transfer will be from his personal holdings of TKKS, subject to, of course the legal and lock-up provisions of the NASDAQ and SEC rules governing SPAC founder shares.

(g) In the event of the breach of any of the Agreements in this Section 1.05, this Agreement shall terminate and be of no further force or effect.

ARTICLE II

Representations, Warranties And Covenants of the Sellers and Swipy Ltd.

Sellers and Swipy Ltd., jointly and severally, hereby represent and warrant to the other parties hereto on the date hereof and as of the Closing Date that:

Section 2.01 Organization. Each Seller and Swipy Ltd. has the legal authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby and thereby.

Section 2.02 Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by each Seller and Swipy Ltd. and, assuming the due authorization, execution and delivery thereof by the other parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by each Seller and Swipy Ltd. does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Seller is a party which would prevent Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Seller is subject.

Section 2.03 Sophisticated Seller. Each Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of the securities of Swipy Ltd. to Buyer.

Section 2.04 Independent Investigation. Each Seller, in making the decision to sell the securities of Swipy Ltd. to Buyer, has not relied upon any oral or written representations or assurances from Buyer or any of its officers, directors or employees or any other representatives or agents of Buyer other than as set forth in this Agreement.

Section 2.05 No Legal Advice from Buyer. Each Seller and Swipy Ltd. acknowledges it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with their own legal counsel, investment and tax advisors. Neither Seller nor Swipy Ltd. is relying on any statements or representations of the other parties hereto or any of the representatives or agents of the other parties hereto for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.

Section 2.06 Ownership of Shares. Each Seller is the legal and beneficial owner of the one-third of the equity securities of Swipy Ltd. and will transfer to Buyer good and marketable title to such securities free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever.

Section 2.07 Liabilities. Swipy Ltd. has no assets other than the securities of the Company and no liabilities.

ARTICLE III

Representations and Warranties of Each other Party Hereto

Each party hereto other than the Sellers hereby represents and warrants, severally and not jointly, as of the date hereof and as of the Closing Date that:

Section 3.01 Organization. If such party is an entity, it is duly formed, validly existing and in good standing in the jurisdiction of its formation. Each such party has the requisite power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

Section 3.02 Authority; Non-Contravention. This Agreement has been validly authorized, executed and delivered by such party and assuming the due authorization, execution and delivery thereof by Sellers, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this such party does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which such party is a party which would prevent such party from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which such party is subject.

ARTICLE IV

Covenants

Section 4.01 Compensation for New Management.

(a) After the Closing Date, Swipy Ltd. will transfer 15,000 ordinary shares of the Company to each executive officer and 12,500 ordinary shares of the Company to each independent director.

(b) After the Closing Date, in the event that there is a liquidation of the Company’s trust account prior to a Business Combination, the Company shall pay each executive officer US$3,000 per month of service to the Company.

Section 4.02 Payment Preference. After the Closing Date, in the event that there is a liquidation of the Company’s trust account prior to a Business Combination, or if a business combination has been successfully closed and there is cash available for distribution, after the payment of obligations to persons not a party to this Agreement and the ongoing payments specified in this agreement, the Company shall repay its remaining outstanding obligations as follows:

(i) first, any payments required to be made pursuant to Section 4.01(b) of this Agreement.

(ii) second, any liabilities such that the most recently incurred liabilities shall be repaid first and the oldest liabilities shall be repaid last (last in, first out). In addition, any liabilities incurred for the Company’s third extension (as described in the Company’s initial public offering prospectus) shall be paid at 2.0 times the applicable amount and any liabilities incurred for the Company’s second extension (as described in the Company’s initial public offering prospectus) shall be paid at 1.5 times the applicable amount.

(iii) third, up to US$700,000 to Wong.

ARTICLE V

Miscellaneous

Section 5.01 Termination. This Agreement shall terminate on the earlier of (i) any termination specified in Article I, and (ii) any breach of this Agreement by any party hereto, unless a waiver is given by the Buyer.

Section 5.02 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

Section 5.03 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall, to the fullest extent applicable, be brought and enforced first in the Southern District of New York, then to such other court in the State of New York as appropriate and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 5.04 Remedies Cumulative. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

Section 5.05 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated

Section 5.06 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

Section 5.07 Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

Section 5.08 Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations and warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

Section 5.09 Further Assurances. If at any time any of the parties hereto shall consider or be advised that any further documents or actions are necessary or desirable pursuant to this Agreement, the parties hereto shall execute and deliver such further documents or take such actions and provide all assurances and to take and do all such other actions and things as may be necessary or desirable pursuant to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

The Sellers

By:	/s/ Nicholas Ting Lun Wong
Name:	Nicholas Ting Lun Wong
Title:	CEO of Fellazo / Director of Swipy Ltd.

By:	/s/ Jonathan Peng Fai Chong
Name:	Jonathan Peng Fai Chong
Title:	Director of Swipy Ltd.

By:	/s/ Anderson Heng Hee Toh
Name:	Anderson Heng Hee Toh
Title:	COO of Fellazo / Director of Swipy Ltd

The  Independent Directors of Fellazo

By:	/s/ Tiong Ming Tan
Name:	Tiong Ming Tan
Title:	Independent Director of Fellazo

By:	/s/ Chin Yong Tan
Name:	Chin Yong Tan
Title:	Independent Director of Fellazo

By:	/s/ Lijun Yu
Name:	Lijun Yu
Title:	Independent Director of Fellazo

By:	/s/ Ping Zhang
Name:	Ping Zhang
Title:	Independent Director of Fellazo

The  Buyer

TKK CAPITAL HOLDINGS

By:	/s/ Sing Wang
Name:	Sing Wang
Title:	Director of TKK Capital Holdings

The Companies

FELLAZO INC.

By:	/s/ Nicholas Ting Lun Wong
Name:	Nicholas Ting Lun Wong
Title:	CEO

SWIPY LTD.

By:	/s/ Nicholas Ting Lun Wong
Name:	Nicholas Ting Lun Wong
Title:	Director